EXHIBIT 2


                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT (the "Agreement") is entered into as of October 22, 1998, by and among VEBA Corporation, a Delaware corporation ("VEBA"), and MEMC Electronic Materials, Inc., a Delaware corporation (the "Company").

                                    RECITALS


         A. The Company proposes to issue (the "Rights Offering") to holders of its Common stock, par value $0.01 per share (the "Common Stock"), other than VEBA, upon the terms and subject to the conditions set forth in the prospectus (the "Prospectus") contained in the Registration Statement (as herein defined), rights (the "Rights") to purchase shares of its Common Stock, exercisable at a price per share equal to the Purchase Price (as hereinafter defined). The Rights and the Common Stock issuable upon exercise thereof are hereinafter sometimes collectively referred to as the "Rights Securities;" and

         B. The Company proposes to issue and sell to VEBA, and VEBA proposes to buy from the Company, upon the terms and subject to the conditions set forth herein, the Common Shares (as herein defined) at a price per share equal to the Purchase Price, which will be identical to the subscription price in the Rights Offering.

         NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, the parties agree as follows:

                                    Section 1

                     Sale and Purchase of the Common Shares

         Subject to the terms and conditions of this Agreement, the Company will issue and sell to VEBA and VEBA will purchase from the Company, at the Closing provided for in Section 2, the Common Shares, at a price per share equal to the Purchase Price.

                                    Section 2

                                     Closing

         The sale of the Common Shares to be purchased by VEBA shall take place at the offices of Bryan Cave LLP, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102-2750 at 10:00 A.M., Central Standard Time, at a closing (the "Closing") to be held on the date that is the Business Day immediately following the Calculation Date; provided that in no event shall the date of Closing be later than December 30, 1998. At the Closing, the Company will deliver to the Escrow Agent certificates for the Common Shares registered in VEBA's name (or in the name of VEBA's nominee or assignee in accordance with Section 7.4), against delivery by VEBA to the Escrow Agent of immediately available funds by federal wire transfer in the amount of the aggregate Purchase Price therefor. After the Closing the certificates for the Common Shares and such funds shall be held by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement. If at the Closing the Company shall fail to tender certificates for the Common Shares as provided above in this Section 2, or any of the conditions specified in Section 3(a) shall not have been fulfilled, VEBA shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights VEBA may have by reason of such failure or such nonfulfillment.

                                    Section 3

                              Conditions to Closing

         (a) VEBA's obligations to purchase and pay for the Common Shares are subject to the fulfillment, prior to or at the Closing, of the following conditions:

         3.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct when made and at the time of the Closing.

         3.2 Performance. The Company shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with prior to or at the Closing.

         3.3 Compliance Certificate. VEBA shall have received an Officer's Certificate of the Company, dated the date of the Closing and satisfactory in form and substance to VEBA, in the name and on behalf of the Company, certifying that the conditions specified in Section 3.1 and 3.2 have been fulfilled.

         3.4 Opinions of Counsel. VEBA shall have received at the time of Closing the opinion of Bryan Cave LLP, counsel for the Company, addressed to VEBA, dated the date of the Closing and substantially to the following effect:

         (i) The Company is a corporation validly existing and is in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as described in the Registration Statement;

         (ii) The Common Shares have been duly authorized and, when issued and delivered to VEBA against payment therefor in accordance with the terms of this Agreement, will be (A) validly issued, fully paid and nonassessable and
    (B) free of any preemptive or similar rights under the certificate of incorporation or bylaws of the Company, or to the knowledge of such counsel, pursuant to any other agreement;

         (iii) None of the issuance and sale of the Common Shares, the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby constitutes or will constitute a violation or breach of, or a default under, the certificate of incorporation or bylaws of the Company or any Material Agreement or will result in the creation or imposition of any lien, charge or encumbrance pursuant to any Material Agreement, upon any property or assets of the Company or any of its subsidiaries, nor will any such action result in any violation of the Delaware General Corporation Law (the "DGCL") or any existing Federal or Missouri law, regulation, ruling (assuming compliance with all applicable state securities and Blue Sky laws), recognized by such counsel to be applicable to, or any judgment, injunction, order of decree known to such counsel, of any Federal or Missouri court to be applicable to, the Company, its subsidiaries or any of their respective properties (provided, the term "Material Agreement" shall mean any agreement, indenture, lease or other instrument or agreement that is both
    (i) an exhibit to the Registration Statement and (ii) an agreement, indenture, lease or other instrument or agreement to which the Company or any of its subsidiaries is a party or by which any of their properties or assets are bound);

         (iv) (A) The Company has the corporate power and authority to enter into this Agreement and to issue, sell and deliver the Common Shares pursuant to this Agreement, and (B) this Agreement has been duly authorized, executed and delivered by the Company and is a legally valid and binding agreement of the Company;

         (v) No consent, approval, authorization or other order of, or registration or filing with, any Federal or Missouri court, regulatory body, administrative agency or other governmental body, agency or official is required to be obtained by the Company (except as may be required under state securities or Blue Sky laws governing the sale and distribution of the Shares) for the valid issuance and sale of the Common Shares; and

         (vi) Each of the Incorporated Documents, as amended or supplemented by the Registration Statement or otherwise, as of the date hereof (and except for the financial statements and the notes thereto and the schedules and other financial and statistical data or schedules included therein or omitted therefrom, as to which such counsel need not express any opinion), comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         In addition to the matters set forth above, such opinion shall also contain a statement to the effect that, although counsel has not undertaken, except as otherwise indicated in their opinion, to determine independently, and does not assume any responsibility for, the accuracy or completeness of the statements in the Registration Statement, such counsel has participated in the preparation of the Registration Statement and the Prospectus, including review and discussion of the contents thereof (including a review and discussion of the contents of all Incorporated Documents), and nothing has come to the attention of such counsel that has caused it to believe (i) that the Registration Statement (including the Incorporated Documents but excluding any VEBA Information (as defined below)) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) that the Prospectus (including the Incorporated Documents but excluding any VEBA Information (as defined below)) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no opinion with respect to the financial statements and the notes thereto and the schedules and other financial and statistical data included or incorporated by reference in the Registration Statement or the Prospectus or omitted therefrom). With respect to specific matters with respect to which Bryan Cave does not represent the Company, the foregoing statement may be delivered by other counsel that represents the Company with respect to such matters, such counsel to be reasonably acceptable to VEBA.

         In rendering the foregoing opinion, such counsel may rely, as to matters involving laws of any jurisdiction other than Missouri or the United States or the DGCL, upon opinions addressed to VEBA of other counsel reasonably acceptable to VEBA; provided that insofar as any such opinion relates to the DGCL, such opinion may be delivered by Richards Layton & Finger, P.A. In rendering the opinion specified in clause (iv) above such counsel shall assume that, insofar is it relates to enforceability, that the laws of the State of New York are the same as the laws of the State of Missouri. In addition, the foregoing opinion may contain customary assumptions and qualifications.

         3.5 Secretary's Certificate. VEBA shall have received a Certificate, dated the date of the Closing, of the Secretary or an Assistant Secretary of the Company, certifying as to the resolutions adopted by the Board of Directors of the Company or its Special Committee approving the documents and/or transactions contemplated hereby, copies of which resolutions shall be attached to such Certificate.

         3.6 Absence of Certain Changes. (i) There shall not have been any material adverse change in the capital stock of the Company nor any material increase in the short-term or long-term debt of the Company and its subsidiaries on a consolidated basis (other than in the ordinary course of business or pursuant to agreements with VEBA AG or its affiliates) from the date of this Agreement; (ii) there shall not have been, since the date of this Agreement any material adverse change in the condition (financial or other), business, prospects, properties, net worth or result of operations of the Company and its subsidiaries taken as a whole and (iii) the Company and its subsidiaries shall not have any liabilities or obligations, direct or contingent (whether or not in the ordinary course of business), that are material to the Company and its subsidiaries, taken as a whole, other than those in existence on the date hereof or those pursuant to any agreement with VEBA AG or its affiliates.

         3.7 Registration Rights Agreement. The Registration Rights Agreement shall have been amended to include all Common Shares and any other shares of Common Stock acquired by VEBA or VEBA AG and any of its direct or indirect subsidiaries after the date hereof as Registrable Stock thereunder.

         3.8 Fairness Opinion. The Company shall have received a fairness opinion from a financial advisor substantially to the effect that (i) the Purchase Price to be paid by VEBA to the Company pursuant to this Agreement is fair to the Company and its stockholders (excepting VEBA) from a financial point of view as of the date thereof, (ii) the financial terms and conditions of the Rights Offering are consistent with those of rights offerings by public companies reviewed and deemed comparable to the Rights Offering by such financial advisor and (iii) the subscription price in the Rights Offering is fair to the Company and its stockholders (excepting VEBA) from a financial point of view as of the date thereof.

         3.9 Comfort Letter. VEBA shall have received, to the extent not precluded by KPMG Peat Marwick LLP's accounting policy, a letter addressed to it and dated the date of the Closing from KPMG Peat Marwick LLP independent certified public accountants to the Company, in form and substance reasonably acceptable to VEBA and set forth in SAS 72 and customary for a firm commitment underwriting.

         (b) The Company's obligations to issue and sell the Common Shares are subject to the fulfillment, prior to or at the Closing, of the condition that the Company shall have received a fairness opinion from a financial advisor substantially to the effect that (i) the Purchase Price is fair to the Company and its stockholders (excepting VEBA) from a financial point of view as of the date thereof, (ii) the financial terms and conditions of the Rights Offering are consistent with those of rights offerings by public companies reviewed and deemed comparable to the Rights Offering by such financial advisor and (iii) the subscription price in the Rights Offering is fair to the Company and its stockholders (excepting VEBA) from a financial point of view as of the date thereof.

                                    Section 4

                  Representations and Warranties of the Company

         The Company represents and warrants on and as of the date hereof, and as of the date of the Closing, as follows:

         4.1 Organization, Standing, Qualification, Etc. The Company and each of its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, has all the requisite corporate power and authority to carry on its business as described in the Registration Statement and Prospectus and is qualified to do business in every jurisdiction where such qualification or registration is required, except where the failure to qualify or register would not have, individually or in the aggregate, a material adverse effect on the condition (financial or other), business, properties, prospects, net worth or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

         4.2 Authorization. (a) The Company has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under this Agreement and (ii) to consummate the transactions contemplated hereby. This Agreement is a legally valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforceability is sought in equity or at law).

         (b) The Common Shares have been duly authorized and, when issued and delivered to VEBA against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of any preemptive or other similar rights.

         4.3 Capital Stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of any preemptive or similar rights.

         4.4 No Violation or Conflict; No Default. (a) Provided that the aggregate number of shares of Common Stock to be issued in connection with the Rights Offering and issued and sold to VEBA pursuant hereto and the Standby Agreement (as defined below) does not exceed 150,000,000 and the aggregate proceeds therefrom does not exceed $200 million, none of the issuance and sale of the Common Shares, the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor the compliance with the terms of this Agreement (A) requires any consent, approval, authorization or other order of or registration or filing with, any court, regulatory body, administrative agency or other governmental body, agency or official or conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, the certificate or articles of incorporation or bylaws, or other organizational documents, of the Company or any of its subsidiaries or (B) conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, any agreement, indenture, lease or other instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties may be bound, or violates or will violate any statute, law, regulation or filing or judgment, injunction, order or decree applicable to the Company or any of its subsidiaries or any of their respective properties, or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of the property or assets of any of them is subject except for, in the case of the foregoing clause (B), such violations which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Neither the Company nor any of its subsidiaries is in violation (A) of its certificate or articles of incorporation or by-laws, or other organizational documents, or (B) of any law, ordinance, administrative or governmental rule or regulation applicable to the Company or any of its subsidiaries, including, without limitation, (i) any foreign, Federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) any Federal or state law relating to discrimination in the hiring, promotion or pay of employees or any applicable federal or state wages and hours laws, or (iii) any provisions of the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder (collectively, "ERISA"), or of any decree of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries except for, in the case of the foregoing clause (B), such violations which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (c) Neither the Company nor any of its subsidiaries is in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any other agreement, indenture, lease or other instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties may be bound, except for such defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.5 Registration Statement and Prospectus. (a) The Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus does not contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances in which they are made, not misleading, except that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Prospectus relating to the VEBA Information.

         (b) The historical financial statements, together with related schedules and notes, included in the Registration Statement and the Prospectus, comply as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"); such historical financial statements, together with related schedules and notes, present fairly the consolidated financial position, results of operations, cash flows and changes in the financial position of the entities to which they relate on the basis stated in the Registration Statement at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied through the periods involved, except as disclosed therein; and the other financial and statistical information and data included in the Registration Statement and the Prospectus, are accurately presented in all material respects and, to the extent applicable, prepared on a basis consistent in all material respects with such financial statements and the books and records of the entities to which they relate.

         4.6 Permits. The Company and each of its subsidiaries has such permits, licenses, franchises and authorizations including, without limitation, under any applicable Environmental Laws, of governmental or regulatory authorities ("permits") as are necessary to own its respective properties and to conduct its business subject to such qualifications and exceptions as may be set forth in the Registration Statement and Prospectus and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; the Company and each of its subsidiaries has fulfilled and performed all its material obligations with respect to such permits subject in each case to such qualifications as may be set forth in the Registration Statement and Prospectus and no event has occurred which allows, or after notice or lapse of time or both would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit subject in each case to such qualifications as may be set forth in the Registration Statement and Prospectus.

         4.7 Incorporated Documents. The Incorporated Documents heretofore filed with the Commission, when they were filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and any further Incorporated Documents so filed will, when they are filed, conform in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder; no such document when it was filed (or, if an amendment with respect to any such document was filed, when such amendment was filed), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further Incorporated Documents so filed will, when they are filed, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that this representation and warranty will not apply to any VEBA Information.

         4.8 No Material Adverse Change. (a) No Material Adverse Change. Since December 31, 1997 except as set forth in the Registration Statement, there has not been a material adverse change in the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and its subsidiaries on a consolidated basis (a "Material Adverse Change").

         4.9 Litigation. Except to the extent set forth in the Registration Statement, there are no actions, claims, suits, citations or proceedings (including, without limitation, an investigation or partial proceeding, such as a deposition) pending, or to the knowledge of the Company, threatened ("Proceedings") against or affecting the Company or any of its subsidiaries or any of their respective properties or assets, that either individually or in the aggregate are reasonably likely to have a Material Adverse Effect. There is no Proceeding seeking to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement, the Rights Offering, the issuance of the Common Shares or the transactions contemplated hereby. Neither the Company nor any of its subsidiaries is subject to any judgment, order, decree, rule or regulation of any court, governmental authority or arbitration board or tribunal that has had a Material Adverse Effect or, except to the extent set forth in the Registration Statement, that could reasonably be expected to have a Material Adverse Effect.

         4.10 Private Offering. Assuming the truth and correctness of the representations and warranties set forth in Section 6 hereof, the sale of the Common Shares hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act.

         4.11 No Stabilization or Manipulation. The Company has not taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company.

                                    Section 5

                            Expenses; Indemnification

         5.1 Expenses. If the transactions contemplated by this Agreement are not consummated (other than because of VEBA's breach of its obligations hereunder), the Company agrees to reimburse VEBA and its affiliates (as defined in the Securities Act), other than the Company and its subsidiaries, for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by VEBA and such affiliates in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.1 shall survive the termination of this Agreement.

         5.2 Indemnification. (a) In addition to all other sums due hereunder or provided for in this Agreement, the Company hereby agrees, without limitation as to time, to indemnify VEBA and its affiliates, directors, officers, employees, counsel, agents or representatives (collectively, the "VEBA Indemnified Parties") against, and hold each of them harmless from, to the fullest extent lawful, all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys' fees and disbursements) and expenses, including expenses of investigation (collectively, "Losses"), incurred by each of them and arising out of or in connection with (i) this Agreement, (ii) a breach of any representation, warranty, covenant or agreement of the Company hereunder or (iii) the transactions contemplated hereby (or any other document or instrument executed herewith or pursuant hereto or thereto) whether or not the transactions contemplated by this Agreement are consummated and whether or not any VEBA Indemnified Party is a formal party to any proceeding. The Company agrees to reimburse any VEBA Indemnified Party promptly for all such Losses as they are incurred by such VEBA Indemnified Party (regardless of whether it is or may be ultimately determined that a VEBA Indemnified Party is not entitled to indemnification hereunder). The obligations of the Company to each VEBA Indemnified Party hereunder shall be separate obligations, and the Company's liability to any such VEBA Indemnified Party hereunder shall not be extinguished solely because any other VEBA Indemnified Party is not entitled to indemnity hereunder. The obligations of the Company under this Section 5.2 shall survive any transfer of the Common Shares by VEBA and the termination of this Agreement. Notwithstanding the foregoing, (x) to the extent (A) the compliance certificate delivered pursuant to Section 3.3 contains any exceptions and (B) VEBA nevertheless elects to consummate the transactions contemplated under this Agreement, the Company shall not be obligated to indemnify, hold harmless or contribute to the Losses of any VEBA Indemnified Party (or reimburse its related expenses) with respect to such exceptions under this Section 5.2 and VEBA shall not have any claim or remedy under this Agreement with respect to such excepted matters (except, in both such instances, to the extent such Losses result from an inaccuracy contained in such compliance certificate), and (y) the Company shall not be obligated to indemnify, hold harmless or contribute to the Losses of any VEBA Indemnified Party (or reimburse its related expenses) to the extent any Loss arises out of or is in connection with a claim made pursuant to clause (i) and/or (iii) of this Section 5.2(a) and results from the wrongful act or omission of such VEBA Indemnified Party or results from an act or omission with respect to which a court of competent jurisdiction would find such VEBA Indemnified Party liable or culpable. In addition, the Company shall not be obligated to indemnify, hold harmless or contribute to the Losses of any VEBA Indemnified Party (or reimburse its related expenses) to the extent any Loss arises out of or is in connection with a claim
(x) made pursuant to clause (i) and/or (iii) of this Section 5.2(a) and (y) originally brought, commenced or asserted by a VEBA Indemnified Party.

         (b) In addition to all other consideration provided for in this Agreement, VEBA hereby agrees, without limitation as to time, to indemnify the Company and its subsidiaries, directors, officers, employees, counsel, agents or representatives (collectively, the "Company Indemnified Parties") against, and hold each of them harmless from, to the fullest extent lawful, all Losses incurred by each of them and arising out of or in connection with a breach of any representation, warranty, covenant or agreement of VEBA hereunder whether or not the transactions contemplated by this Agreement are consummated and whether or not any Company Indemnified Party is a formal party to any proceeding. VEBA agrees to reimburse any Company Indemnified Party promptly for all such Losses as they are incurred by such Company Indemnified Party (regardless of whether it is or may be ultimately determined that a Company Indemnified Party is not entitled to indemnification hereunder). The obligations of VEBA to each Company Indemnified Party hereunder shall be separate obligations, and VEBA's liability to any such Company Indemnified Party hereunder shall not be extinguished solely because any other Company Indemnified Party is not entitled to indemnity hereunder. The obligations of VEBA under this Section 5.2 shall survive any transfer of the Common Shares by VEBA and the termination of this Agreement.

         (c) The procedures set forth in Section 8(c) of the Registration Rights Agreement dated July 12, 1995 between the Company and Huls Corporation (a predecessor to VEBA) shall govern any indemnification pursuant to this Section 5.2.

         (d) If the indemnification provided for in this Section 5.2 is unavailable to, or insufficient to hold harmless, any indemnified party in respect of any Losses referred to herein, then an indemnifying party shall have an obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect its relative fault, on the one hand, and such indemnified party, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The amount paid or payable by any such person as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Section 5.2, any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation, lawsuit or legal or administrative action or proceeding.

         (e) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.2 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (c) of this Section 5.2.

         5.2 Arbitration. (a) Resolution of any and all disputes arising from or in connection with the determination of to what extent, if any, a claim is made pursuant to clause (i) and/or (iii) of Section 5.2(a) as compared to clause (ii) of Section 5.2(a) or to what extent, if any, a VEBA Indemnified Party is entitled to indemnification pursuant to clause (y) in the penultimate sentence of Section 5.2(a) ("Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section; provided, that the foregoing shall not preclude equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder. Each party to this Agreement (each a "Party" and together the "Parties") may commence proceedings hereunder by delivery of written notice providing a reasonable description of the Dispute to the other Party, including a reference to this Section (the "Dispute Notice").

         (b) The Parties shall first attempt in good faith to resolve promptly any Dispute by negotiations between executives who have authority to settle it (as to each Party, an "Executive"). Not later than 35 days after delivery of the Dispute Notice, each Party shall designate an Executive and meet with the other Party's Executive at a reasonably acceptable time and place, and thereafter as such Executives deem reasonably necessary. The Executives shall exchange relevant information and endeavor to resolve the Dispute. Prior to any such meeting, each Party's Executive shall advise the other as to any other individuals who will attend such meeting. All negotiations pursuant to this Section shall be confidential and shall be treated as compromise negotiations for purposes of Rule 408 of the Federal Rules of Evidence and similarly under other federal and state rules of evidence.

         (c) Except to the extent the Parties agree to continue proceedings pursuant to paragraph (b) hereof, the Parties shall, commencing not later than 35 days after the date of delivery of the Dispute Notice, endeavor to settle the Dispute by Mediation pursuant to the Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, as amended from time to time, and/or according to such other or additional rules or procedures as the Parties may agree. The neutral third party in such Mediation shall be as agreed by the Parties or, failing such agreement, selected with the assistance of the CPR.

         (d) (1) The Parties hereby agree to submit all Disputes to arbitration under the following provisions, which arbitration shall be final and binding upon the Parties, their successors and assigns, and that the following provisions constitute a binding arbitration clause under applicable law.

         (2) Either Party may initiate arbitration of a Dispute by delivery of a demand therefor (the "Arbitration Demand") to the other Party not sooner than 60 days after the date of delivery of the Dispute Notice but at any time thereafter; provided, that if a Party (the "Non-Cooperative Party") does not cooperate in the procedures provided under paragraph (b) or paragraph (c), the other Party may initiate arbitration at such earlier time as such non-cooperation shall become reasonably apparent, and the arbitrators may assess against the Non-Cooperative Party damages and expenses arising from such non-cooperation, including attorney's fees and expenses and Arbitration Costs (as defined below) in connection with arbitration hereunder.

         (3) The arbitration shall be conducted in New York by one arbitrator selected by agreement of the Parties not later than 10 days after delivery of the Arbitration Demand or, failing such agreement, appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator becomes unable to serve, his or her successor(s) shall be similarly selected or appointed.

         (4) The arbitration shall be conducted pursuant to the Federal Arbitration Act and the Missouri Uniform Arbitration Act and such procedures as the Parties may agree or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (A) each party shall be allowed to conduct discovery through written requests for information, document requests, requests for stipulations of fact, and depositions; (B) the nature and extent of such discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective; (C) the Panel may issue orders to protect the confidentiality of information to be disclosed in discovery; and (D) the Panel's discovery rulings may be enforced in any court of competent jurisdiction.

         (5) All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either Party may at its expense make a stenographic record thereof.

         (6) The Panel shall complete all hearings not later than 90 days after selection or appointment. The Panel's decision shall be in writing and shall specify the factual and legal bases for the decision. The Panel shall apportion all costs and expenses of the arbitration, including the Panel's fees and expenses and fees and expenses of experts ("Arbitration Costs") between the prevailing and non-prevailing Party as the Panel deems fair and reasonable and consistent with the principles and provisions of Section 5.2. In circumstances where (A) a Dispute has been asserted or defended against on grounds that the Panel deems manifestly unreasonable, or (B) the non-prevailing Party has rejected participation in procedures under paragraph (b) or (c), the Panel may assess all Arbitration Costs against the non-prevailing Party and may include in the award the prevailing Party's attorney's fees and expenses in connection with any and all proceedings under this Section. Any assessment or apportionment of Arbitration Costs in accordance with the foregoing sentences shall not affect the amount, if any, an indemnified party is entitled to receive on account of any Losses pursuant to the provisions of Section 5.2. Notwithstanding the foregoing, in no event may the Panel award multiple, punitive or exemplary damages.

         (7) Either Party may assert appropriate statutes of limitation as a defense in arbitration; provided, that upon delivery of a Dispute Notice any such statute shall be tolled pending resolution hereunder.

         (e) Confidentiality - Notice. Each Party shall notify the other promptly, and in any event prior to disclosure to any third person, if it receives any request for access to confidential information or proceedings hereunder.

                                    Section 6

                            Purchase for Investment;
                      Other Representations and Warranties

         VEBA represents and warrants on and as of the date hereof and as of the date of issuance of the Common Shares and, to the extent specified below, VEBA agrees, as follows:

         6.1 Purchase for Investment. Subject to VEBA's right of assignment set forth in Section 7.4, VEBA is purchasing the Common Shares for its own account or for one or more separate accounts maintained by VEBA, in each case for investment and not with a view to the distribution or sale thereof in violation of the securities laws.

         6.2 Authorization. The execution, delivery and performance by VEBA of this Agreement are within VEBA's powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise) on the part of VEBA, and do not contravene or constitute a default under (a) any provision of applicable law, rule or regulation applicable to VEBA, (b) VEBA's certificate of incorporation, bylaws, partnership agreement or other governing instruments or
(c) any agreement, judgment, injunction, order, decree or other instrument binding upon VEBA, except for any such contravention or default as would not, individually or in the aggregate, be reasonably likely to prevent VEBA from performing its obligations hereunder.

         6.3 Enforceability. This Agreement constitutes VEBA's legally valid and binding obligation, enforceable against VEBA in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforceability is sought in equity or at law).

         6.4 No Public Market. VEBA understands that the offering and the sale of the Common Shares are intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act. VEBA is an accredited investor within the meaning of Regulation D under the Securities Act.

         6.5 Organization. VEBA is a corporation duly organized and validly existing, is in good standing under the laws of the State of Delaware.

         6.6 Brokers. Neither VEBA nor its affiliates (other than the Company or its subsidiaries) has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         6.7 Financial Status. VEBA has as of the date of this Agreement, the financial wherewithal to honor its commitments hereunder.

         6.8 Reliance. VEBA acknowledges that the Company is relying upon the representations and warranties contained herein in determining to make the sale of the Common Shares, and VEBA consents to such reliance.

         6.9 Representations and Warranties; Registration Statement. Except to the extent set forth in any officer's certificate delivered pursuant to Section 3.3, neither VEBA AG nor VEBA has any reason to believe that a breach of any representation or warranty contained herein has occurred or that the Registration Statement or Prospectus (if amended or supplemented, as amended or supplemented) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                                    Section 7

                                  Miscellaneous

         7.1 Amendments, Etc. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and VEBA.

         7.2  Definitions.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

         "Calculation Date" means (x) the date on which the Company has substantially complied with and responded to all of the Commission's comments regarding the Registration Statement and Rights Offering and the Commission has indicated its willingness, other than insofar as the disclosure therein relates to the fairness opinion to be delivered to the Special Committee of the Board of Directors of the Company, to accelerate the effectiveness of the Registration Statement, or (y) such other date mutually agreed to by the parties.

         "Commission" means the Securities and Exchange Commission.

         "Common Shares" means a number of shares of Common Stock equal to 106,100,000 divided by the Purchase Price rounded up to the nearest whole number.

         "Escrow Agent" means an escrow agent mutually agreed to between the Company and VEBA.

         "Escrow Agreement" means an escrow agreement among the Escrow Agent, VEBA and the Company in form and substance reasonably acceptable to the Company and VEBA, it being understood that the parties intend that the only condition necessary to release the escrowed funds to the Company and the certificates representing the Common Shares to VEBA or its permitted assignee shall be that the Commission declares the Registration Statement effective.

         "Purchase Price" per Common Share shall mean the volume weighted average trading price of the Common Stock for the five consecutive trading days ending on the day prior to the Calculation Date.

         "Registration Statement" means the Registration Statement relating to the Rights Securities on Form S-3 or another appropriate form under the Securities Act.

         "VEBA Information" means the following information: (i) the identity, business, management and activities of VEBA AG and its affiliates (other than the Company and its subsidiaries); (ii) the plans of VEBA AG or its affiliates (other than the Company and its subsidiaries) relating to the Company or shares of Common Stock; (iii) the number of shares of Common Stock beneficially owned by VEBA or which VEBA has the right to acquire; (iv) information regarding the ownership or control of VEBA common stock by VEBA AG and its affiliates; (v) statements regarding the commitment or intentions of VEBA AG and affiliates (other than the Company and its subsidiaries) with respect to the Company; and
(vi) the plans of VEBA AG or its affiliates with respect to the inclusion of the Company in the VEBA consolidated federal income tax return filed by VEBA and related matters in the event that VEBA's ownership of Common Stock entitles VEBA to include the Company in VEBA's consolidated federal income tax return.

         7.3 Survival of Agreements, Representations and Warranties. The rights and remedies in respect of the representations, warranties, covenants and agreements herein or in any certificate or other instrument delivered in connection with this Agreement shall survive the sale and purchase of the Common Shares herein contemplated regardless of any investigation made by any party hereto. No representation or warranty made or deemed made as of any date pursuant to any Section of this Agreement shall be deemed by reason of this
Section 7.3 to have been made or deemed made as of any other date. All statements in any such certificate or other instrument shall constitute representations and warranties as of the date of such certificates.

         7.4 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon VEBA, its successors, and permitted assigns and the Company, its successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party, except that VEBA shall have the right to transfer and assign its rights hereunder to purchase the Common Shares and any other rights or benefits afforded to it by this Agreement to (x) VEBA AG or VEBA Zweite Verwaltungsgesellschaft mbH and (y) any other direct or indirect wholly owned subsidiary of VEBA AG, provided that, only in the case of the foregoing subclause (y), to the extent required by law, such right to transfer and assign shall be subject to the prior approval of the Company's Board of Directors, which approval shall not be unreasonably withheld and, in the case of both of the foregoing sub-clauses (x) and (y), any such transferee makes the representations and warranties contained in Sections 6.1 and 6.4 and acknowledges and agrees to the provisions of Section 7.19. Any such transfer shall not discharge VEBA from its obligations hereunder.

         7.5 Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and VEBA and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof.

         7.6 Notices, Etc. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this
Section 7.5 for, or such other address as may be designated in writing hereafter by, such party:

                  If to VEBA:

                  VEBA Corporation
                  605 Third Avenue
                  New York, NY  10158
                  Attention:  Dr. Heinz Helmer Putthoff
                              President
                  Fax:  (212) 922-2798

                  If to the Company:

                  MEMC Electronic Materials Inc.
                  501 Pearl Drive (City of O'Fallon)
                  St. Peters, Missouri  63376
                  Attention:  Helene F. Hennelly
                              Corporate Vice President,
                              General Counsel and Secretary
                               Fax: (314) 279-5158

         7.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. There shall be substituted for any such provision so rendered ineffective a provision which, as far as legally possible, most nearly reflects the intent of the parties hereto.

         7.8 Use of Proceeds. The Company hereby agrees to use the proceeds from the sale of the Common Shares in the manner and for the purposes specified in the Registration Statement.

         7.9 Termination. Either party may terminate this Agreement if more than an aggregate of 150 million shares of Common Stock would be required to be issued, or more than $200 million would be received by the Company, in connection with the consummation of the purchase and sale of Common Shares contemplated hereby and the consummation of the Rights Offering and the transactions contemplated by the Standby Agreement dated the date hereof between VEBA and the Company (the "Standby Agreement"). The Company shall have the right to terminate this Agreement if the Special Committee of the Board of Directors of the Company determines in good faith, after receiving the advice of outside counsel, that proceeding with the Rights Offering would result in a breach of its fiduciary duties to the Company's stockholders under applicable law.

         7.10 Taxes. In the event that VEBA and its affiliates' ownership of Common Stock, entitles VEBA to include the Company in the VEBA consolidated federal income tax return, VEBA and the applicable VEBA affiliates shall enter into a tax sharing or affiliation agreement with the Company. Such agreement shall provide that the inclusion of the Company in the VEBA consolidated federal income tax return will not be detrimental to the Company for federal income tax purposes as compared with the federal income tax treatment of the Company had it not been includible in the VEBA consolidated federal income tax return and such agreement shall be in form and substance reasonably acceptable to the Company and VEBA.

         7.11 Comfort Letter. The Company agrees to endeavor in good faith to obtain the receipt of the Comfort Letter described in Section 3.9.

         7.12 Counterparts. This Agreement may be executed in any number of counterparts, and by each party hereto in separate counterparts, each of which counterpart shall be an original, but all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         7.13 Headings. The section headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof.

         7.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECURTIES OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, THE SUBJECT MATTER OF ANY OF THE FOREGOING OR THE ACTIONS OF ANY PARTY HERETO OR THERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

         7.15 GOVERNING LAW. THIS AGREEMENT AND (UNLESS OTHERWISE EXPRESSLY PROVIDED) ALL AMENDMENTS AND SUPPLEMENTS TO, AND ALL CONSENTS AND WAIVERS PURSUANT TO, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         7.16 Registration Statement. Any reference in this Agreement to the Registration Statement shall be to the most recent Registration Statement, as filed with the Commission (notwithstanding that such Registration Statement is subject to completion and has not yet been declared effective by the Commission) or to the extent no Registration Statement has been filed with the Commission, the Company's draft Registration Statement attached hereto as Schedule A. In addition, any reference in this Agreement to the Registration Statement shall be deemed to include any documents filed under the Exchange Act which have been (or would have been had such Registration Statement then been filed with and declared effective by the Commission) incorporated by reference therein. As used herein, the term "Incorporated Documents" means the documents which at the time are (or would have been had such Registration Statement then been filed with and declared effective by the Commission) incorporated by reference in the Registration Statement.

         7.17 Covenants of VEBA. In further consideration of the agreements of the Company herein contained, VEBA covenants as follows:

         VEBA has not taken and during the period of the calculation of the Purchase Price, will not take, directly or indirectly, any action designed to or which might be reasonably expected to cause or result in stabilization or manipulation of the price of the Company's Common Stock, and VEBA has no reason to believe that any such action has been taken by its controlled affiliates other than the Company and its subsidiaries, and during the period of the calculation of the Purchase Price, will not permit any such controlled affiliate to take such action.

         7.18 Waiver of Rights. Assuming consummation of the issuance and purchase of the Common Shares in accordance with this Agreement, VEBA acknowledges and agrees that neither VEBA nor any assignee of its Shares or assignee of its rights under this Agreement will be entitled to any distribution of Rights from the Company in the Rights Offering. If VEBA transfers any shares of Common Stock prior to the Record Date of the Rights Offering, VEBA will cause any such transferee to agree that it will not be entitled to any distribution of Rights from the Company in the Rights Offering with respect to such shares.

         7.19 Restricted Nature of Shares. VEBA acknowledges that the Common Shares, in its hands, will be restricted securities under the Securities Act which may not be sold or offered for sale in the absence of an effective registration statement as to such Common Shares under the Securities Act or an opinion of counsel satisfactory to the Company that such registration is not required. VEBA agrees it will not transfer, by way of gift or otherwise, or sell the Common Shares or any part thereof, unless such Common Shares have been registered under the Securities Act and any applicable state securities laws or it first obtains, at its own expense, if requested by the Company, an opinion of counsel reasonably satisfactory to the Company that the transfer of such Common Shares may be effected without registration under the Securities Act and any applicable state securities laws. VEBA acknowledges that the certificates evidencing the Common Shares will contain a legend to such effect.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.


                                           VEBA CORPORATION



                                           By   /s/ A. Paul Brandimarte, Jr.
                                              --------------------------------
                                              Name:  A. Paul Brandimarte, Jr.
                                              Title:  Vice President



                                           MEMC ELECTRONIC MATERIALS INC.



                                           By   /s/ James M. Stolze
                                              --------------------------------
                                              Name:  James M. Stolze
                                              Title:  Executive Vice President/
                                                      Chief Financial Officer